Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(4)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.001 per share, underlying Series G Convertible Preferred Stock	1,020,625,000	(2)(4)	$0.01	(5)	$10,206,250.00	(5)	$946.12
Common Stock, par value $0.001 per share, underlying warrants	907,055,433	(3)(4)	$0.01	(5)(6)	$9,070,554.33	(5)(6)	$840.84
Total	1,927,680,433	(1)(2)(3)(4)			$19,276804.33		$1,786.96

(1)	The shares of common stock being registered hereunder are being registered for resale by the selling stockholders named in the accompanying prospectus.

(2)	Represents shares of common stock issuable upon the conversion of 710,000 shares of Series G Convertible Preferred Stock, par value $0.001 per share (the “Series G Stock”) into that number of shares of the Company’s Common Stock equal to the sum of (a) the number of Series G Stock shares being converted, multiplied by $10.00 (the “Stated Value” of each share), divided by the Conversion Price (The initial “Conversion Price” was $0.01.), plus (b) an additional amount issuable to each holder converting all or any portion of Series G Stock (the “Make Good Amount”) equal to $210 for each $1,000 of Stated Value of the Series G Stock converted (prorated for amounts more or less than $1,000), divided by the product of 80% times the average prevailing market price for the five trading days prior to the date a holder delivers a notice of conversion to the Company (which average has been estimated at $0.006 per share).

(3)	Represents shares of common stock issuable upon the exercise of warrants to purchase 907,055,433 shares of common stock, offered by the selling stockholders.

(4)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of additional shares of common stock as may from time to time become issuable by reason of anti-dilution provisions, stock splits, stock dividends, recapitalizations or other similar transactions.

(5)	The maximum price at which the Selling Shareholders will sell the shares offered by this prospectus.

(6)	Calculated pursuant to Rule 457(a) based on the amount of securities to be registered multiplied by the proposed maximum offering price per share.